EXHIBITS 5 and 23.2

             Hutchins, Wheeler & Dittmar, A Professional Corporation


                                                September  21, 1999
Netegrity, Inc.
245 Winter Street
Waltham, Massachusetts 02451

POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORMS 8 REGISTRTION NO. 33-35318

Ladies and Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statement Number 33-35318 on Form S-8 (the "Registration Statement") to be filed by Netegrity, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about September 17, 1999 in connection with the registration under the Securities Act of 1933, as amended, of an additional 425,000 shares of the Company's Common Stock reserved for issuance under the Company's 1987 Amended Stock Plan (the "Plan"). As the Company's legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the foregoing shares under the Plan, respectively (collectively, the "Shares").

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                               Very truly yours,


                                               /s/Hutchins, Wheeler & Dittmar
                                               HUTCHINS, WHEELER & DITTMAR,
                                               A Professional Corporation